Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
The Board of Directors and Stockholders
Volterra Semiconductor Corporation:
We consent to the use of our report dated March 4, 2008, with respect to the consolidated balance sheets of Volterra Semiconductor Corporation and subsidiaries as of December 31, 2007 and 2006, and the related consolidated statements of operations, stockholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2007 and the effectiveness of internal control over financial reporting incorporated herein by reference.
As described in note 2(k) to the consolidated financial statements, effective January 1, 2006, Volterra Semiconductor Corporation adopted Statement of Financial Accounting Standards No. 123 (revised 2004), Share-Based Payment, using the modified prospective method.
As described in note 2(j) to the consolidated financial statements, effective January 1, 2007, Volterra Semiconductor Corporation adopted Financial Accounting Standard Board Interpretation No. 48, Uncertainty in Income Taxes — an interpretation of FASB Statement No. 109.
As described in note 11 to the consolidated financial statements, effective January 1, 2007, Volterra Semiconductor Corporation adopted Emerging Issues Task Force (EITF) consensus on EITF Issue No. 06-2, Accounting for Sabbatical Leave and Other Similar Benefits Pursuant to FASB Statement No. 43.
/s/ KPMG LLP

Mountain View, California
March 4, 2008